Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696   Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES

THIRD QUARTER 2015 FINANCIAL RESULTS

AND STRATEGIC INITIATIVES TO ACCELERATE GROWTH AND IMPROVE
PROFITABILITY

NEWS RELEASE

Contact:	Robert Censullo
(973) 386-9696

Monday, November 16, 2015

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today results for the third quarter ended September 30, 2015.

For the quarter ended September 30, 2015, the Company reported net sales of $8,339,000, compared to $11,372,000 for the same period in 2014, a decrease of 27%. Net sales in the Network Solutions segment were $5,482,000 for the quarter, compared to $8,035,000 for the same period in 2014. Net sales in the Test and Measurement segment were $2,858,000 for the quarter, compared to $3,338,000 for the same period in 2014.

Non-GAAP Adjusted EBITDA for the quarter ended September 30, 2015 was $412,000, compared to $2,377,000 for the same period in 2014. Non-GAAP Adjusted EBITDA results included the add-back of restructuring charges of $90,000 associated with the Company’s ongoing cost reduction plan. In addition, non-GAAP Adjusted EBITDA results do not include the Company’s tax provision, depreciation and amortization and stock compensation expense, as well as certain other costs. A reconciliation of net income to non-GAAP Adjusted EBITDA results is included as an attachment to this press release.

As previously disclosed, the cost reduction plans strategically reallocate resources to better position the Company to take advantage of growth opportunities while reducing overall headcount and other operating expenses. Over the course of the year, there was approximately a 15% reduction in total headcount, reducing salary and benefit costs in 2015 by over $500,000, which is net of severance charges of $137,000. These reductions represent annualized costs of approximately $1,500,000. Concurrently, we have reinvested in the business to improve the strength of our management team as well as invest in new product innovations, and we expect net annualized savings of approximately $1,000,000 from this initiative compared to the $500,000 realized in the current year.

The Company also reported net income of $75,000, or $0.00 per diluted share, for the third quarter of 2015, compared to net income of $983,000, or $0.05 per diluted share, for the third quarter of 2014. Net income in the quarter was also affected by the restructuring charges described above.

Despite the softer market environment, the Company was able to generate cash from operations in excess of $1.1 million during the third quarter, which reflects a significant improvement in cash flows as compared to the two prior quarters in 2015.

For the nine months ended September 30, 2015, the Company reported net sales of $25,180,000 for the period, compared to $30,996,000 for the same period in 2014, a decrease of 19%. Net sales in the Network Solutions segment were $16,708,000 for the period, compared to $22,026,000 for the same period in 2014. Net sales in the Test and Measurement segment were $8,472,000 for the period, compared to $8,970,000 for the same period in 2014.

Non-GAAP Adjusted EBITDA for the nine months ended September 30, 2015 was $1,345,000, compared to $4,906,000 for the same period in 2014. Non-GAAP Adjusted EBITDA results for the nine months included the add-back of restructuring charges of $137,000.

The Company reported net income of $353,000 or $0.02 per diluted share for the first nine months of 2015, compared to net income of $2,139,000, or $0.10 per diluted share, for the first nine months of 2014.

Paul Genova, CEO of Wireless Telecom Group, Inc., commented, “Revenue in 2014 benefited from higher capital spending by the major North American carriers for LTE buildout and DAS deployments in stadiums and other large public venues. While spending softened in 2015, we anticipate increased spending by the major carriers in 2016 as the demand for increased broadband drives the need for improved signal coverage and capacity. We are taking proactive measures to improve our competitive position by evaluating options to accelerate growth and win market share.”

Genova continued, “We also continue to invest in new product development to invigorate the Company’s most profitable product lines in Network Solutions and have recently created the Microlab Active Solutions Group, an initiative to assemble our top product development engineers with a focus on developing several new active technology products. We anticipate that the first new product from the Microlab Active Solutions Group will be available to the market in 2016. In addition, the recent hiring of Dan Monopoli as the General Manager of our Test and Measurement segment manifests a renewed focus on this segment as we seek new opportunities to grow our test and measurement product lines. We anticipate that the combination of these new initiatives will help enable the Company to meet the evolving needs of the market and generate additional revenues and earnings as carrier capital spending returns to higher levels.”

Genova further commented, “As disclosed in our prior earnings announcement, we implemented a cost reduction plan to gain improved operating efficiency. These cost adjustments also allow us to continue to invest in product development and innovation throughout fluctuating market conditions. We expect the benefit of these cost reductions to be fully reflected in our fourth quarter performance, resulting in further improvements to cash flows and earnings per share over the remainder of 2015.”

Furthermore, the Company’s Board of Directors has formed a Strategic Operations and Planning Committee to assist management in their quest to drive growth and profitability through a renewed focus on product development, the pursuit of operational excellence and the evaluation of other potential strategic initiatives to enhance shareholder value.

Chairman of the Board, Alan Bazaar, commented “I believe the Company is in a strong position to leverage the Company’s core competencies and customer relationships to take advantage of numerous growth opportunities in the current market environment. The Board, through formation of this committee, is providing management with the resources and support to help evaluate and execute on these opportunities.”

Use of Non-GAAP Financial Measures

This press release includes non-GAAP financial measures that are not in accordance with, nor an alternate to, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial results. A reconciliation of our non-GAAP measures is included in an attachment to this press release.

Forward-Looking Statements

Except for historical information, the matters discussed in this news release may be considered “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Specifically, no assurances can be made with respect to; The Company’s cost reduction plans and its strategic reallocation of resources; its ability to take advantage of growth opportunities and net annualized savings of approximately $1,000,000 from its reallocation of resources initiative; its ability to improve the strength of its management team; the level of spending by the major carriers in 2016; the level of demand for increased broadband; its ability to improve its competitive position by evaluating options to accelerate growth and win market share; its ability to invigorate its Network Solutions product lines; its ability to develop new active technology products and to have the first new product to the market in 2016; its ability to grow its test and measurement product lines; its ability to meet the evolving needs of the market and generate additional revenues and earnings; its ability to improve cash flows and earnings per share over the remainder of 2015; the ability of the Strategic Operations and Planning Committee to assist management and drive growth and profitability; its ability to leverage core competencies and customer relationships to take advantage of growth opportunities in the current market environment. Further information regarding risks and uncertainties that could affect the Company’s results are identified in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014.

About Wireless Telecom Group, Inc.

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments (DAS), RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support. Wireless Telecom Group’s website address is http://www.wtcom.com.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054

Tel. (973) 386-9696   Fax (973) 386-9191

SELECTED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2015	2014	2015	2014
Statement of Operations Data:
Net sales	$8,339	$11,372	$25,180	$30,996

Gross profit	3,623	5,765	11,053	14,960

Operating expenses
Research and development	1,026	863	2,899	2,542
Sales and marketing	1,225	1,359	3,912	4,058
General and administrative	1,210	1,417	3,593	4,164
Total operating expenses	3,461	3,639	10,404	10,764

Operating income	162	2,126	649	4,196

Interest and other (income) expense	6	28	3	65

Income before income taxes	157	2,098	646	4,131

Net income	$75	$983	$353	$2,139

Net income per common share:
Basic	$0.00	$0.05	$0.02	$0.10
Diluted	$0.00	$0.05	$0.02	$0.10

Weighted average shares outstanding:
Basic	19,626	19,419	19,550	21,044
Diluted	20,150	20,430	20,465	22,229

	Three months ended		Nine months ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2015	2014	2015	2014
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Adjusted EBITDA:
GAAP net income	$75	$983	$353	$2,139
Tax expense	81	1,115	293	1,992
Depreciation	115	125	339	362
Non-GAAP EBITDA	271	2,223	985	4,493
Stock compensation expense	51	154	223	235
Restructuring charges and other non-recurring costs (1)	90	—	137	178
Non-GAAP Adjusted EBITDA	$412	$2,377	$1,345	$4,906

(1) Includes severance charges and professional fees related to the restructuring and strategic business review.

	September 30,	December 31,
	2015	2014
	(unaudited)
Balance Sheet Data:
Cash & cash equivalents	$10,778	$10,724
Accounts receivable	5,538	5,106
Inventories	8,717	8,541
Deferred income taxes – current	901	2,027
Prepaid expenses & other current assets	326	835
Total Current Assets	26,260	27,233

Property, plant & equipment – net	1,722	1,689

Goodwill	1,351	1,351
Deferred income taxes – non current	6,172	5,263
Other assets	693	753
Total other assets	8,216	7,367

Total assets	$36,198	$36,289

Accounts payable	$1,356	$1,185
Accrued expenses & other current liabilities	540	1,307
Equipment leases payable – current	50	135
Total current liabilities	1,946	2,627

Deferred rent	22	—
Equipment lease payable – non current	—	32
Total long-term liabilities	22	32

Common stock	296	295
Additional paid-in-capital	39,776	39,530
Retained earnings	13,477	13,124
Treasury stock	(19,319)	(19,319)
Total shareholders’ equity	34,230	33,630

Total liabilities & shareholders’ equity	$36,198	$36,289